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                                                                   Exhibit 4.1.2


                              SECOND AMENDMENT TO
                            STOCKHOLDERS AGREEMENT

     This Second Amendment (the "Amendment") to the Stockholders Agreement (the "Agreement") dated as of August 31, 1999 among Galyan's Trading Company, Inc., an Indiana corporation (the "Company"), FS Equity Partners IV, L.P., a Delaware limited partnership ("the "FS Stockholder"), The Limited, Inc., a Delaware corporation ("The Limited") and G Trademark, Inc., a Delaware corporation and a wholly owned subsidiary of The Limited (together with The Limited, the "Limited Stockholders"), as amended by the Agreement To Be Bound dated as of November 12, 1999 by Benchmark Capital Partners IV, L.P., is made and entered into as of May 24, 2001 by and among the parties to the Agreement, as so amended. All capitalized terms used herein but not defined herein shall have the meanings given them in the Agreement.

                               R E C I T A L S:

     WHEREAS, the parties hereto entered into the Agreement, pursuant to which certain aspects of their relationship as holders of Holder Securities are governed;

     WHEREAS, the parties hereto wish to amend Article V of the Agreement to be effective upon the consummation of the Company's initial public offering (the "Effective Time").

     NOW, THEREFORE, the parties hereby agree, effective as of the Effective Time, as follows:

Section 1.  AMENDMENT
            ---------
1.1 Section 5.1(a) of Article V of the Agreement is hereby amended by deleting such paragraph 5.1(a) in its entirety and substituting therefor the following:

          "(a) The parties shall use their reasonable best efforts to ensure that the Board shall consist of not more than thirteen members. Subject to
Section 5.1(d) hereof and the last sentence of this Section 5.1(a), in connection with the election of directors by the shareholders of the Company:

                (i) The Limited Stockholders shall collectively be entitled, but not required, to nominate two members (the "Limited Nominees") of the Board;

                (ii) The FS Stockholder shall be entitled, but not required, to nominate four members (the "FS Nominees") of the Board;

                (iii) The then current Chief Executive Officer of the Company shall be nominated as one member of the Board;

                (iv) Norman Matthews, the current Chairman of the Board, shall be nominated as one member of the Board for so long as he is willing and, in the reasonable judgment of the FS Stockholder, able to so serve; and
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                (v)  The remaining Board nominees shall be mutually agreed upon by the Limited Stockholders and the FS Stockholder (including without limitation any independent directors as may be required under applicable law, stock exchange requirements or by the National Association of Securities Dealers ("NASD")); provided however that if the Limited Stockholders and the FS Stockholder cannot agree, the remaining Board nominees shall be chosen by the Company's Board.

     The parties agree that the Board as of the Effective Time shall consist of Timothy J. Faber and Stuart Burgdorfer (as Limited Nominees), Todd W. Halloran, John M. Roth, Ronald P. Spogli and Peter Starrett (as FS Nominees), Robert B. Mang, Norman S. Matthews and Joel L. Silverman; and the parties acknowledge, consistent with the Company's charter documents and the first sentence of this
Section 5.1(a) and clause (v) of this Section 5.1(a), that additional members of the Board will be named after the Effective Time in order to satisfy applicable NASD requirements and maintain an odd number of directors.

     Nothing contained in this Section 5.1 shall be deemed to restrict the exercise by the directors of the Company of their fiduciary obligations to the Company's shareholders under Indiana law."

1.2 Section 5.1(b)(ii) of Article V of the Agreement is hereby amended by deleting such paragraph 5.1(b)(ii) in its entirety and substituting therefore the following:

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               "(ii)  Each of the Company and each Stockholder hereby agrees to use its best efforts to call, or cause the appropriate officers and directors of the Company to call, a special meeting of stockholders of the Company, and each Stockholder hereby agrees to vote or cause to be voted all of the Shares beneficially owned or held of record by such Stockholder for, or to take or cause to be taken all actions by written consent in lieu of any such meeting necessary to cause, the removal for cause of (i) any Limited Nominee if the Limited Stockholders request such director's removal for cause, and (ii) any FS Nominee if the FS Stockholder requests such director's removal for cause. The Limited Stockholders or the FS Stockholder shall have the right to designate a new nominee by written notice to the Company in the event any Limited Nominee or FS Nominee, as the case may be, shall be so removed or shall vacate his directorship for any reason. If any nominee to the Board is unwilling or unable to serve as such or is removed from office by the Stockholder that nominated him or her, such Stockholder promptly shall nominate the successor to such nominee. Such successor shall be appointed as soon as possible, but in no event later than five Business Days from the date any vacancy first occurs. The written notice of a Stockholder nominating a member of the Board shall in each case set forth such nominee's business and residence addresses and business telephone number. Each Stockholder shall promptly give written notice to the other Stockholders of any change in the business or residence address or business telephone number of any of its nominees on the Board."

     1.3 Section 5.1(c) of Article V of the Agreement is hereby amended by deleting such paragraph 5.1(c) in its entirety and substituting therefor the word "Reserved. "

Section 2.  MISCELLANEOUS
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2.1   Counterparts
      ------------

      This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

2.2   Governing Law.  This Amendment shall be construed in accordance with and
      -------------
governed by the laws of the State of New York (without regard to the choice of law provisions thereof).

              [Remainder of this page intentionally left blank.]

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     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.



                              GALYAN'S TRADING COMPANY, INC.


                              By:__________________________________
                                 Name:
                                 Title:

                              FS EQUITY PARTNERS IV, L.P.

                              By:  FS CAPITAL PARTNERS, LLC
                              Its:  General Partner


                                 By:_______________________________
                                    Name:
                                    Title:

                              THE LIMITED, INC.


                              By:__________________________________
                                 Name:
                                 Title:

                              G TRADEMARK, INC.


                              By:__________________________________
                                 Name:
                                 Title:


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                              BENCHMARK CAPITAL PARTNERS IV, L.P. as nominee for
                                 Benchmark Capital Partners IV, L.P., Benchmark Founders' Fund IV, L.P., Benchmark Founders' Fund IV-A, L.P. and related individuals

                              By:  BENCHMARK CAPITAL
                                   MANAGEMENT CO. IV, L.L.C.
                              Its: General Partner


                                 By:_________________________________
                                    Name:
                                    Title:

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